For the period ended 11/30/2011     Series 13,14,15,16,17,18,19,20,21,46
File No. 811-7852

Sub-Item 77C:  Submission of matters to a vote of security holders
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The definitive Proxy Statement used in connection with USAA Mutual
Funds Trust Special Meeting of Shareholders on November 10, 2011 was filed with the Securities and Exchange Commission on September 21, 2011 and is hereby incorporated by reference.

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The following proposals and voting results pertain to one or more series within USAA Mutual Funds Trust (the Company). Shareholders of record on September 16, 2011 were entitled to vote on the proposals shown below. Votes shown for proposal 1 are for the entire series of the Company. Votes shown for proposal 2 are for each individual series. All proposals were approved by the shareholders.

PROPOSAL 1
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   Proposal to elect Trustees:

                                                         VOTES
   TRUSTEE					VOTES FOR			WITHHELD
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   Thomas F. Eggers			6,660,811,393		63,843,595

   Robert L. Mason Ph.D.          	6,673,454,395		51,200,593

   Daniel S. McNamara			6,665,041,690		59,613,298

   Paul L. McNamara			6,652,482,257		72,172,731

   Barbara B. Ostdiek, Ph.D.		6,650,120,136          74,534,852

   Michael F. Reimherr			6,655,017,937         	69,637,051


PROPOSAL 2
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   Proposal to amend the Investment Advisory Agreement for the
   USAA GNMA TRUST:


	                            FOR          AGAINST      ABSTAIN

   USAA GNMA TRUST               41,545,943   862,291       .000